Exhibit 99.1
FCA US LLC Reports Third-Quarter 2015 Financial Results

•	Net revenues for the third quarter were $21.8 billion, up 5 percent from a year ago

•	Modified operating profit(b) for the quarter grew 34 percent to $1.3 billion, from $946 million a year earlier

•
Net income for the third quarter was $70 million, compared with $611 million a year ago. The Company recorded one-off after-tax charges of $673 million (excluded from Adjusted net income) mainly to adjust reserves to reflect current regulatory and recall environment

•	Adjusted net income(a) for the third quarter was $743 million, up 22 percent from $611 million a year ago

•	Cash(d) at September 30, 2015, was $13.0 billion; Free cash flow(e) for the quarter was $1.5 billion, compared with $412 million a year ago

•	Net industrial cash(f) at the end of the quarter was $3.6 billion, compared with $2.1 billion at June 30, 2015

•	Worldwide vehicle shipments were 750 thousand for the quarter, up 7 percent from 700 thousand a year ago

•	Worldwide vehicle sales for the quarter were 737 thousand, up 4 percent from 711 thousand a year ago

•	U.S. market share was 12.4 percent for the quarter, up 10 basis points from a year ago; market share in Canada was 14.9 percent for the quarter, flat with the prior year
Net revenues for the third quarter were $21.8 billion, up 5 percent from $20.7 billion a year ago. The increase was primarily driven by the Jeep brand, including the all-new Renegade. Year-to-date net revenues were $65.3 billion, up 9 percent from $60.1 billion a year ago.
Modified operating profit was $1.3 billion in the third quarter, or 5.8 percent of net revenues, up 34 percent from $946 million in the prior year, or 4.6 percent of net revenues. The increase was mainly the result of higher vehicle shipments and positive net pricing, partially offset by higher recall accrual rates and higher product costs for vehicle content enhancements, net of purchasing efficiencies. Year-to-date Modified operating profit was $3.3 billion, up 31 percent from $2.5 billion a year ago.
Modified EBITDA(c) was $2.0 billion for the quarter, or 9.1 percent of net revenues, up 19 percent from $1.7 billion a year earlier, or 8.1 percent of net revenues. Year-to-date Modified EBITDA was $5.4 billion, up 17 percent from $4.6 billion a year ago.
Net income for the third quarter was $70 million compared with $611 million a year ago. Adjusted net income for the quarter was $743 million, excluding $1.0 billion of net charges ($673 million after tax). These charges primarily included $848 million related to a change in estimate of future recall campaign costs for vehicles sold in prior periods and $159 million for the write-down of inventory and incremental incentives for vehicles damaged in the Tianjin (China) port explosion in August 2015. Year-to-date 2015 net income was $3.2 billion, compared with net income of $540 million a year ago. Year-to-date 2015 Adjusted net income was $1.8 billion, up 4 percent from $1.7 billion a year ago.
Cash at September 30, 2015, was $13.0 billion, compared with $11.7 billion at June 30, 2015, and $14.5 billion at December 31, 2014. The increase in Cash from June was primarily due to Free cash flow of $1.5 billion for the quarter.

FCA US LLC Summary ($Mils)	Q3 2015	Q3 2014	Q3 2015 B/(W) Q3 2014	9 months YTD 2015	9 months YTD 2014	YTD 2015 B/(W) YTD 2014
Net revenues	21,755	20,660	1,095	65,271	60,104	5,167
Modified operating profit	1,271	946	325	3,305	2,517	788
Modified EBITDA	1,979	1,666	313	5,435	4,645	790
Net income	70	611	(541)	3,249	540	2,709
Adjusted net income	743	611	132	1,781	1,716	65
Cash (end of period)	12,950	11,667 \1	1,283	12,950	14,538 \2	(1,588)

Note - Refer to the Non-U.S. GAAP Financial Measures section of this document for information regarding non-GAAP financial measures
\1 At June 30, 2015 \2 At December 31, 2014

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Net industrial cash was $3.6 billion at the end of the third quarter, compared with $2.1 billion at June 30, 2015, and $1.8 billion at December 31, 2014. The increase from June 30, 2015, primarily reflects the positive Free cash flow during the quarter.
Worldwide vehicle shipments were 750 thousand for the quarter, an increase of 7 percent from a year earlier, when the Company shipped 700 thousand vehicles. Year-to-date worldwide vehicle shipments totaled 2.2 million, up 7 percent from 2.1 million a year ago.
Worldwide vehicle sales were 737 thousand for the third quarter, up 4 percent from 711 thousand sold in the third quarter of 2014, driven largely by a 6 percent increase in the Company’s U.S. retail sales, led by the all-new Jeep Renegade, Chrysler 200, and Jeep Cherokee. U.S. fleet sales as a percentage of total U.S. sales were 18 percent in the third quarter, flat with the prior year. Year-to-date worldwide vehicle sales totaled 2.2 million, up 5 percent from 2.1 million a year ago.
U.S. market share was 12.4 percent for the quarter, up 10 basis points from a year ago; market share in Canada was 14.9 percent, flat with the prior year. The Company remained the market leader in Canada for the nine months ended September 2015.
U.S. dealers’ days’ supply of inventory at the end of September 2015 increased to 76 days, compared with 71 days at the end of September 2014, partially due to the launches of the Jeep Renegade, Fiat 500X and Ram ProMaster City.

Additional Information
The Company's preliminary third-quarter 2015 financial results will be presented during an analyst and investor conference call at 11:30 a.m. Eastern Standard Time on November 5, 2015, on a stand-alone basis prepared in accordance with U.S. GAAP, and will be available at www.fcausllc.com. A recording of the call will be posted on the same website approximately 90 minutes after the conclusion of the call. The Company’s parent, Fiat Chrysler Automobiles N.V. (FCA), presented its preliminary third-quarter 2015 financial results on October 28, 2015. FCA included certain preliminary FCA US financial results prepared in accordance with IFRS in its earnings release on a consolidated basis, which is available in the Investors tab of the FCA website,
http://www.fcagroup.com/en-US/investor_relations/regulatory_filings_press_releases/price_sensitive/Pages/default.aspx
FCA US intends to publish financial statements for the quarter ended September 30, 2015, prepared in accordance with U.S. GAAP, when it files its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Forward-Looking Statements
This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: successful vehicle launches; industry SAAR levels; economic conditions, especially in North America, including unemployment levels and the availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from disasters and other events affecting our supply chain; changes in laws, regulations and government policies; and our dependence on our parent, FCA. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect the Company are described in FCA US LLC's periodic reports filed with the SEC.

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The financial results are presented on a preliminary basis and will be superseded by the financial results included in the FCA US LLC Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, to be filed with the SEC.

Non-U.S. GAAP Financial Measures and Other Items

(a)
Adjusted net income is defined as net income, including income attributable to non-controlling interests, excluding the impact of items that we consider infrequent. The reconciliation of Adjusted net income, Modified operating profit (defined below) and Modified EBITDA (defined below) for the three and nine months ended September 30, 2015, and 2014, is detailed in Table 1.

(b)
Modified operating profit is computed starting with net income, including income attributable to non-controlling interests, and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense, (iii) add back (exclude) all pension, other postretirement benefit (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, (vii) exclude non-controlling interest and (viii) add back certain other costs, charges and expenses, which include the impact of infrequent items factored into the calculation of Adjusted net income. The reconciliation of Adjusted net income, Modified operating profit and Modified EBITDA (defined below) for the three and nine months ended September 30, 2015, and 2014, is detailed in Table 1.

(c)
Modified EBITDA is computed starting with net income adjusted to modified operating profit as described above, and then adding back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of Adjusted net income, Modified operating profit and Modified EBITDA for the three and nine months ended September 30, 2015, and 2014, is detailed in Table 1.

(d)	Cash is defined as cash and cash equivalents.

(e)
Free cash flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities. A reconciliation of Free cash flow for the three and nine months ended September 30, 2015, and 2014, is detailed in Table 2.

(f)	Net industrial cash is defined as Cash less total financial liabilities. A reconciliation of Net industrial cash at September 30, 2015, June 30, 2015, and December 31, 2014, is detailed in Table 3.

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Table 1: Reconciliation of Adjusted net income, Modified operating profit and Modified EBITDA

FCA US LLC ($Mils)	Q3 2015	Q3 2014	Q3 2015 B/(W) Q3 2014	9 months YTD 2015	9 months YTD 2014	YTD 2015 B/(W) YTD 2014
Net income	70	611	(541)	3,249	540	2,709
Add:
Tax status change	—	—	—	(2,279)	—	(2,279)
Change in estimate for future recall campaign costs	848	—	848	848	—	848
Tianjin (China) port explosion	159	—	159	159	—	159
NHTSA consent order	—	—	—	90	—	90
(Gain)/loss on extinguishment of debt, net	(18)	—	(18)	63	504	(441)
Charge for MOU with the UAW	—	—	—	—	672	(672)
Other	33	—	33	33	—	33
Tax effect of adjustments	(349)	—	(349)	(382)	—	(382)
Adjusted net income	743	611	132	1,781	1,716	65
Add (deduct):
Income tax expense	455	162	293	1,193	213	980
Net interest expense	122	192	(70)	447	597	(150)
Net pension, OPEB and other employee benefit costs (gains) costs other than service costs \1	(67)	(20)	(47)	(145)	(18)	(127)
Restructuring & other (income) expense, net	18	1	17	29	9	20
Modified operating profit	1,271	946	325	3,305	2,517	788
Add:
Depreciation and amortization expense \2	708	720	(12)	2,130	2,128	2
Modified EBITDA	1,979	1,666	313	5,435	4,645	790

\1 Includes interest cost, expected return on plan assets and amortization of unrecognized losses
\2 Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Free cash flow

FCA US LLC ($Mils)	Q3 2015	Q3 2014	Q3 2015 B/(W) Q3 2014	9 months YTD 2015	9 months YTD 2014	YTD 2015 B/(W) YTD 2014
Net cash provided by operating activities	2,069	1,292	777	5,592	4,842	750
Net cash used in investing activities	(534)	(880)	346	(2,160)	(2,542)	382
Free cash flow	1,535	412	1,123	3,432	2,300	1,132

Table 3: Reconciliation of Net industrial cash

FCA US LLC ($Mils)	Sep 30, 2015	Jun 30, 2015	Dec 31, 2014
Cash	12,950	11,667	14,538
Less: Financial liabilities	(9,346)	(9,606)	(12,779)
Net industrial cash	3,604	2,061	1,759

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